Exhibit 99.2

Imperial Holdings Secures 15-year, $300 Million Revolving Credit Facility

Provides for premiums on 459 policies with a total face value of $2.3 billion

Portion of loan proceeds used to eliminate Subrogation Rights on off balance sheet assets

All outstanding Bridge Notes redeemed

Boca Raton, FL, May 1, 2013 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today its subsidiary has executed a 15 year, $300 million revolving credit facility. Borrowings under the facility may be used to pay premiums on the 459 life insurance policies pledged as collateral securing the credit facility, debt service, and fees and expenses of third party service providers.

The Company used $48.5 million of the approximately $83 million drawn at the closing of the facility to fund the release of the Company’s lender protection insurance carrier’s subrogation rights and related claims to 323 life insurance policies that have historically not been reported on the Company’s balance sheet. The balance of the proceeds were also used to redeem all outstanding Bridge Notes issued by the Company’s subsidiary, Greenwood Asset Portfolio, LLC, to pay transaction fees and to fund a distribution to Imperial.

The 459 policies pledged under the facility include 192 of 214 policies reflected on the Company’s balance sheet at December 31, 2012 and 267 of the 323 additional policies that had previously been considered off balance sheet assets prior to making the release payment to the Company’s lender protection insurance carrier. The Company is currently undertaking a strategic review of the life insurance policies that have not been pledged under the credit facility and may pledge certain of these policies in future periods.

After giving effect to the initial borrowings under the facility, the redemption of the Bridge Notes, the funding of the release payment and related transaction fees and expenses, the Company estimates that it has cash and cash equivalents of approximately $24 million, as of April 30, 2013.

Rory O’Connell, CFO of Imperial Holdings, stated, “This financing facility completes an overhaul of our capital structure. We have replaced short-term bridge financing with long-term financing, added significantly to our asset base and replenished the balance sheet with cash. Equally as important, it allows us to significantly mitigate liquidity risk for the Company’s larger portfolio of assets.”

Mr. O’Connell continued, “Maturity extension is the single biggest risk facing investors in the life settlements space. If maturities extend, additional cash is needed to make further premium payments. Our new facility should provide plenty of headroom for unanticipated maturity extensions and additional premium payments. The facility also provides us with the flexibility to continue to opportunistically grow our asset base. This financing was specifically designed with this asset class in mind.”

Mr. O’Connell concluded, “Based on our initial review, we believe this transaction will result in a meaningful increase in the Company’s book value. We expect to finalize valuations when we report our second quarter results.”

Antony Mitchell, CEO of Imperial Holdings commented, “We are thrilled to announce this new financing facility. This comprehensive transaction allows us to solidify the value of all our life settlement assets with permanent financing, as well as add significant value with the addition of unencumbered policies.”

Phillip Goldstein, Chairman of the Board, said, “This credit facility and the increase in number of on-balance sheet policies represents a tremendous milestone in growing shareholder value. I congratulate the management team for being able to consummate such a complex and comprehensive series of transactions. The value of Imperial’s balance sheet has been enhanced with additional policies while significantly reducing the risk of having any undesired policy lapses due to a cash shortfall.”

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial purchases and sells life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. insurance companies. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the absence of a material adverse change affecting the Company and its subsidiaries or the value of its portfolio of life insurance policies; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding its procedures for the then applicable reporting period or that require additional efforts, procedures or review; the investigation by the Securities and Exchange Commission, and potential adverse outcomes associated with the investigation, including payments or fines the Company may be required to make, restrictions placed upon the Company and legal proceedings that may relate to these matters; the possibility that payments due to the Company under certain policies may be delayed; the Company’s ability to manage and source capital for the life insurance policies it owns that it cannot borrow against under the revolving credit facility; the amount of legal expenses for which the Company is reimbursed under its directors and officers insurance policy; and the accuracy of actuarial assumptions underlying the Company’s models. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Company Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com

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